CMA TAX EXEMPT FUND

FILE # 811-3111

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/24/2002	Puerto Rico Trans Series 2003	$33,380,000	$800,000,000	Morgan Stanley
		$	$
		$	$